[MILLER AND MCCOLLOM LETTERHEAD]


April 25, 2002


Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We hereby consent to the inclusion of our Report of Independent Certified Public Accountants for Go Online Networks Corporation Form 10-KSB, dated March 2, 2002, except for Note 13, which is as of April 24, 2002, as of December 31, 2000 and 2001 and the years then ended.


/s/  Miller and McCollom

MILLER AND MCCOLOM